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                               EXHIBIT 99.(a)(14)

                                    FORM OF

                       PROMISE TO GRANT NEW STOCK OPTION

TO: ___________________     HRID #_______________    DATE: _____________________

         In consideration for your election to exchange eligible Lucent stock options ("Exchanged Options") as set forth in the Offer (as defined below), Lucent Technologies Inc. ("Lucent") promises to grant a stock option to you (a "New Option") to purchase ____ shares of Lucent common stock (as we may adjust as described below) on a date that is at least six months and a day following the cancellation date of the Exchanged Options, which we currently expect to be on or about November 25, 2002 (the "Grant Date"), subject to the conditions set forth below.

LUCENT PROMISES TO GRANT A NEW OPTION TO YOU ON THE GRANT DATE, SUBJECT TO THE FOLLOWING CONDITIONS:

- The terms set forth in the documents constituting the Offer. The documents constituting the Offer include the Schedule TO that we filed with the Securities and Exchange Commission on April 22, 2002, and all exhibits and amendments thereto, including our Offer to Exchange Certain Outstanding Common Stock Options, dated April 22, 2002 (collectively, the "Offer");

- The terms of the 1996 Long Term Incentive Program, if you are an "officer" ("1996 LTIP"), or to the 1997 Long Term Incentive Plan, if you are not an "officer" ("1997 LTIP");

- Any adjustments to the number of shares identified above that we may make in the event that there is any re-capitalization, stock split, reverse stock split, spin-off (other than the Agere spin-off), or similar transaction or other change in corporate structure affecting our stock before we grant your New Option. Any such adjustment will be made as we deem equitable or appropriate.

- Your continued employment by us or a successor company, through the Grant Date, unless one of the exceptions described in the Offer applies to you.

Your future exercise, if any, of a New Option will be subject to:

-     Our company policies.

- Your new stock option agreement and, as applicable to you, the 1996 LTIP or 1997 LTIP.

We reserve the right to correct the number of shares identified in this Promise to Grant New Stock Option at any time until we grant your New Option.

This Promise to Grant New Stock Option is a binding commitment that any successor to us must honor and, accordingly, in the event that there is a sale of all or substantially all of our assets, or a merger in which Lucent is not the surviving entity, and such transaction occurs before new options are granted pursuant to the offer, the surviving entity would be obligated to grant a new stock option to you on the Grant Date. Such a new stock option could be for the purchase of shares of stock of the successor company (as opposed to shares of Lucent stock), as appropriately adjusted. Such a new option would have a grant price equal to the fair market value of the stock of the successor company on the Grant Date, which would likely remain at least six months and one day after the cancellation date, and would be unaffected by the successor company's treatment of our existing stock option plans.
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You should carefully review this Promise to Grant New Stock Option and immediately notify the Lucent Exchange Offer Support Center at [number not available on date of filing] if you believe that you have found any discrepancy.

This Promise to Grant New Stock Option does not constitute a guarantee of employment with us, our participating subsidiaries or any successor company for any period. Unless otherwise expressly provided by applicable laws of a non-U.S. jurisdiction or a written employment contract, your employment with us remains "at-will" and can be terminated by you or by us at any time, with or without cause or notice.

The documents described herein reflect the entire agreement between you and Lucent with respect to this transaction. This Promise to Grant New Stock Option may only be amended in writing, signed by a duly authorized officer of Lucent.

                                            LUCENT TECHNOLOGIES INC.

                                            By:___________________________